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                                                                    EXHIBIT 10.2


                                     FORM OF


                             OXFORD INDUSTRIES, INC.


                              NON-EMPLOYEE DIRECTOR


                        PERFORMANCE SHARE AWARD AGREEMENT


This Agreement is entered into as of August 25, 2005, by and between <<Name>> ("you") and Oxford Industries, Inc., a Georgia corporation ("Oxford"), to set forth the terms and conditions of a Performance Share Award granted to you pursuant to the Oxford Industries, Inc. Long-Term Stock Incentive Plan (the "Plan"). All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided.

1. Performance Share Award. Oxford hereby grants to you a Performance Share Award, subject to the terms and conditions of this Agreement and of the Plan and to your consent to those terms and conditions. A Performance Share Award provides you with the opportunity to earn restricted shares of Oxford's Common Stock, par value $1.00 per share ("Restricted Stock"), contingent upon the achievement of Performance Objectives established by the Committee. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided.

2. Performance Objective Achievement Required. You will receive shares of Restricted Stock under this Performance Share Award only if Oxford achieves the Performance Objectives during the Performance Period and the Committee certifies in writing that the Performance Objectives have been achieved. If the Performance Objectives are not achieved, a portion or all of your Performance Share Award will be canceled and you will receive no Restricted Stock for the canceled portion of the Award.

3. Performance Share Award Opportunity. This Performance Share Award offers you the opportunity to earn the number of shares of Restricted Stock specified below.


      Threshold Share Opportunity            Target Share Opportunity            Maximum Share Opportunity
                1 Share                      <<Target Shares>>Shares             <<Maximum Shares>>Shares

4. Performance Period. The Performance Period shall be the period beginning June 4, 2005 and ending June 2, 2006.

5. Performance Objectives. You will earn shares of Restricted Stock under this Performance Share Award based on Oxford's "Earnings per Share" during the Performance Period. For purposes of this Agreement, Earnings per Share shall be equal to the basic Earnings per Share calculated in accordance with accounting principles generally accepted in the United States and as reported in Oxford's financial statements as filed with the Securities Exchange Commission, except that certain adjustments may be made for certain non-recurring or unusual non-cash items recognized in accordance with accounting principles generally accepted in the United States including, but not limited, to any write-offs of unamortized deferred financing costs and any asset impairment write-downs, which the Committee determines in its sole discretion to exclude for purposes of this Agreement.

          The Threshold Earnings per Share is $3.33 per share. The Target Earnings per Share is $3.45 and the Maximum Earnings per Share is $3.57 per share. If Oxford attains less than the Threshold Earnings per Share, you will not earn any Shares under this Restricted Share Unit Award. If Oxford attains the Threshold Earnings per Share and you continue to serve Oxford or a Subsidiary as set forth in Section 7 hereof, you will have the opportunity to earn one Share. If Oxford attains the Target Earnings per Share and you continue to serve Oxford or a Subsidiary as set forth in Section 7 hereof, you will have the opportunity to earn the number of Shares specified in Section 3 hereof as the Target Share Opportunity. The maximum number of shares you will have the opportunity to earn is set forth in Section 3 hereof as the Maximum Share Opportunity. The number of Shares you will have the opportunity to earn at any Earnings per Share level between the Threshold and Target and Target and Maximum will be pro-rated based on Oxford's actual Earnings per Share for the Performance Period. All determinations as to the Earnings per Share achieved and the number of Shares you will have the opportunity to earn shall be in the sole discretion of the Committee, and its determinations shall be final and binding on all parties.

6. Forfeiture of Performance Share Award. You will completely forfeit your entire interest in this Performance Share Award (and will receive no consideration from Oxford on account of such forfeiture) if your service with Oxford terminates for any reason whatsoever before the end of the Performance Period, unless (a) the Committee waives this forfeiture condition at the time your service terminates, as evidenced by a written waiver adopted by the Committee, (b) your service with Oxford terminates at the regularly-scheduled end of a term or (c) your service with Oxford terminates by reason of your death or your disability, as determined by the Committee in its absolute discretion. The number of Shares that you will have the opportunity to earn in any such circumstance shall be determined by the Committee in its sole discretion.

7. Payment of Awards. Following the end of the Performance Period, the Committee will determine in its sole discretion the number of shares of Restricted Stock that have been earned by you under this
          Performance Share Award, and that determination shall be final and binding upon all parties. Following Committee certification of the number of shares of Restricted Stock to be issued to you, a restricted
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          stock certificate will be issued in your name subject to the condition that Oxford, or its designated agent, shall hold the shares of Restricted Stock until June 2, 2009.

8. Transfer of Restricted Stock. Unless you forfeit the shares of Restricted Stock pursuant to Paragraph 9 below, Oxford will transfer physical custody of the shares of Restricted Stock to you on June 2, 2009 (or if such date is not a business day, on the next business day) free of any forfeiture restrictions.

9. Forfeiture Restriction. You will completely forfeit your entire interest in the Restricted Stock (and shall receive no consideration from Oxford on account of such forfeiture) if your service with Oxford terminates for any reason whatsoever before June 2, 2009, unless (a) the Committee waives this forfeiture condition at the time your service terminates, as evidenced by a written waiver adopted by the Committee, (b) your service with Oxford terminates at the regularly-scheduled end of a term or (c) your service with Oxford terminates by reason of your death or your disability, as determined by the Committee in its absolute discretion.

10. Voting and Dividend Rights. You will have all voting rights and rights to dividends paid in cash with respect to the shares of Restricted Stock earned pursuant to this Performance Share Award. You will not be entitled to any dividend or voting rights during the Performance Period or prior to the date that the Restricted Stock is earned and issued to you.

11. Non-transferability. Neither this Performance Share Award nor any Restricted Stock that you may earn under this Performance Share Award may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, and any sale, pledge, assignment or other attempted transfer shall be null and void.

12. Electronic Delivery and Signatures. You hereby consent and agree to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. If Oxford establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any award or grant made under the Plan), you hereby consent to such procedures and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature. You consent and agree that any such procedures and delivery may be effected by a third party engaged by Oxford to provide administrative services related to the Plan, including any award or grant made under the Plan.

13. Successors and Heirs. This Agreement shall be binding upon and inure to the benefit of Oxford and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Oxford's assets and business.

14. Governing Law. This Performance Share Award and the issuance of any Restricted Stock under this Performance Share Award will be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia, without regard to any conflicts or choice of law rule or principle.

15. Tax Withholding. Oxford shall have the right to (i) make deductions from the number of shares of Restricted Stock otherwise deliverable to you (and other amounts payable under this Agreement) in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

16. No Guarantee of Continued Service. This Agreement shall not confer upon you any right with respect to continuance of service with Oxford, nor shall it interfere in any way with any right that Oxford would otherwise have to terminate your service at any time.

17. Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may be amended by a writing signed by both parties.

18. Incorporation by Reference. This Agreement is subject in all respects to the terms and provisions of the Plan, all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Plan document, the Plan document shall control.


IN WITNESS WHEREOF, this Performance Share Award Agreement has been executed and delivered by Oxford on the terms and conditions set forth above.



OXFORD INDUSTRIES, INC.
By:
Title:


I hereby agree to the terms and conditions of this Performance Share Award Agreement as a condition of the grant made to me.


<<Director Name>>